Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF TRULI MEDIA GROUP, INC.

Truli Media Group, Inc. (the ‘‘Company’’), a corporation organized and existing under the General Corporation Law of the State of Delaware (the ‘‘DGCL’’), hereby certifies as follows:

1. The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on February 11, 2015.

2. Article 1. of the Company’s Certificate of Incorporation is deleted in its entirety and replaced by the following:

1.	The name of this corporation is Truli Technologies, Inc. (the “Corporation”).

 3. This Certificate of Amendment was duly adopted by the Company’s Board of Directors and by a majority of the Company’s outstanding voting power in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 20th day of June, 2018.

TRULI MEDIA GROUP, INC.

By:	/s/ Miles Jennings
Miles Jennings, Chief Executive Officer